Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149 www.snhreit.com

Senior Housing Properties Trust Enters Transaction with Five Star Quality Care, Inc.

Newton, MA (June 6, 2005). Senior Housing Properties Trust (NYSE: SNH) today announced that it entered a transaction with Five Star Quality Care, Inc. (AMEX: FVE) for up to $67.5 million.

Pursuant to this transaction, SNH purchased from Five Star four assisted living communities (299 living units) for $24.0 million which were leased back to Five Star. The properties are located in Nebraska (73 units), Georgia (62 units), Nashville (122 units) and South Carolina (42 units), they are presently approximately 92% occupied and 100% of the revenues at these facilities are paid by residents from their private resources. The initial rent will be $180,000/month (i.e., 9% per annum of the purchase price) and will increase by a percentage of gross revenue increases at these communities starting in 2007. These communities will be added to a combination lease for 97 communities from SNH to Five Star which has a current term ending in 2020, plus tenant renewal options thereafter.

In addition to this sale leaseback, SNH also agreed to provide a first mortgage line of credit to assist Five Star with financing its purchase of six assisted living communities in the area of Pittsburgh, PA. These six communities (654 living units) are being purchased by Five Star for $58.0 million and the line of credit may be drawn up to $43.5 million (i.e., 75% of the purchase price). At closing, $24 million of this line of credit was drawn and the balance may be drawn by Five Star to finance future acquisitions or for its other business purposes. This mortgage line of credit requires payment of interest only at 9% per annum until it matures on June 30, 2007.

Senior Housing Properties Trust is a real estate investment trust, or REIT, that owns senior living properties, nursing homes and hospitals located in 32 states.

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